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                                                                EXHIBIT 99.1


                                     [LOGO]
                            COACHMEN INDUSTRIES, INC.
             2831 Dexter Drive P.O. Box 3300 Elkhart, Indiana 46515
                          574/262-0123 Fax 574/462-8823

                                  NEWS RELEASE

For immediate release, Monday, May 5, 2003

COACHMEN INDUSTRIES, INC. DECLARES REGULAR
QUARTERLY DIVIDEND

ELKHART, IND.-Coachmen Industries, Inc. (NYSE: COA) today announced that its Board of Directors has declared a $0.06 per share regular quarterly dividend. The dividend will be distributed on June 12, 2003 to shareholders of record as of May 22, 2003. This is the 83rd consecutive quarter that Coachmen Industries has paid dividends. The $0.06 rate is unchanged from the last quarter. Coachmen Industries has approximately 15.5 million shares of common stock outstanding.

Coachmen Industries, Inc., founded in 1964, is one of the nation's leading manufacturers of recreational vehicles with well-known brand names including COACHMEN(R), GEORGIE BOY(R), SHASTA(R) and VIKING(R). Coachmen Industries is also one of the largest systems-built home producers in the nation with its ALL AMERICAN HOMES(R) subsidiary. Modular commercial structures are manufactured by the Company's Miller Building Systems subsidiary. Prodesign, LLC is a subsidiary that custom thermoforms composite and plastic parts for numerous industries under the PRODESIGN(R) brand. Coachmen Industries, Inc. is a publicly held company with stock listed on the New York Stock Exchange (NYSE) under the COA ticker symbol.

For more information:
         Joseph P. Tomczak
         Executive Vice President and
         Chief Financial Officer
         574-262-0123

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